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EXHIBIT 23.5

Consent of Wolf & Company, P.C.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

        We consent to the incorporation by reference in the registration statement on Form S-4 of Brookline Bancorp, Inc. of our report dated July 23, 2004, relating to the consolidated balance sheets of Mystic Financial, Inc. as of June 30, 2004 and 2003 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2004, which report appears in the June 30, 2004 Annual Report on Form 10-K of Mystic Financial, Inc., and to the reference to our firm under the heading "Experts" in the Registration Statement.

/s/  WOLF & COMPANY, P.C.

Boston, Massachusetts
October 11, 2004

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  EXHIBIT 23.5